EXHIBIT 1.2

STEADFAST APARTMENT REIT III, INC.

AMENDMENT NO. 1
TO THE
DEALER MANAGER AGREEMENT

Steadfast Capital Markets Group, LLC
18100 Von Karman Avenue
Suite 500
Irvine, California 92612

Ladies and Gentlemen:

This Amendment No. 1 to the Dealer Manager Agreement (this “Amendment”) is made and entered into as of May 26, 2016, by and among Steadfast Apartment REIT III, Inc., a Maryland corporation (the “Company”), Steadfast Apartment REIT III Operating Partnership, L.P., a Delaware limited partnership that serves as the Company’s operating partnership subsidiary (the “Operating Partnership”), and Steadfast Capital Markets Group, LLC, a Delaware limited liability company (the “Dealer Manager”). The Company, the Operating Partnership and the Dealer Manager are collectively referred to herein as the “Parties.” Capitalized terms used but not defined herein shall have the meaning set forth in the Dealer Manager Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Parties previously entered into that certain Dealer Manager Agreement, dated as of January 28, 2016 (the “Dealer Manager Agreement”), which provides for, among other matters, the appointment of the Dealer Manager as the Company’s exclusive agent and managing dealer to solicit, and to cause Participating Dealers to solicit, purchasers of the Primary Shares at the purchase price to be paid in accordance with, and otherwise upon the other terms and conditions set forth in, the Prospectus; and

WHEREAS, pursuant to Section 13.3 (Amendment) of the Dealer Manager Agreement, the Parties desire to amend the terms of the payment of the Distribution and Shareholder Servicing Fee to the Advisor, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
AMENDMENT

In order to give effect to the Parties’ agreement to amend the Dealer Manager Agreement as set forth above, Section 5(c) of the Dealer Manager Agreement is hereby deleted in its entirety and replaced with the following:

(c) Distribution and Shareholder Servicing Fee. Upon the terms set forth in the Prospectus and with respect to Class T Shares purchased in the primary offering only, and for providing the services set forth on Exhibit B to this Agreement, the Dealer Manager will receive a distribution and shareholder servicing fee that accrues daily in an amount equal to 1/365th of 1.125% of the purchase price per Class T Share (or, once reported, the estimated value per Class T Share) on a continuous basis from year to year, which will be paid monthly in arrears (the “Distribution and Shareholder Servicing Fee”). The Dealer Manager will reallow 88.89% of the Distribution and Shareholder Servicing Fee (i.e., 1.0% of 1.125%) to Participating Dealers (as described more fully in the Participating Dealer Agreement entered into with such Participating Dealer). The Distribution and Shareholder Servicing Fee shall not begin to accrue until the date upon which the Company has received and accepted subscriptions for the Minimum Offering and the Escrow Agent has released proceeds from the Escrow Account to the Company. The Distribution and Shareholder Servicing Fee will not be payable with respect to DRIP Shares. The Company will cease paying the Distribution and Shareholder

Servicing Fee (and cease deducting the Distribution and Shareholder Servicing Fee from amounts otherwise available for distribution to a holder of a Class T Share) with respect to a Class T Share sold in the primary offering at the earlier of: (i) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Primary Shares; (ii) the sixth anniversary of the last day of the fiscal quarter in which the initial public offering (excluding the Company’s distribution reinvestment plan) terminates; (iii) the end of the month in which the Company’s transfer agent, on behalf of the Company, determines that total underwriting compensation, including selling commissions, dealer manager fees, the Distribution and Shareholder Servicing Fee and other elements of underwriting compensation with respect to such Class T Share, would be in excess of 10% of the total gross investment amount at the time of purchase of such Class T Share in the primary offering; and (iv) the sale of the Company or the sale of all or substantially all of the Company’s assets.

ARTICLE II
MISCELLANEOUS

Section 2.1 Continued Effect. Except as specifically set forth herein, all other terms and conditions of the Dealer Manager Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Dealer Manager Agreement and the terms of this Amendment, the terms of this Amendment shall control.

Section 2.2 Applicable Law; Venue. This Amendment was executed and delivered in, and its validity, interpretation and construction shall be governed by the laws of, the State of New York; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 2.2. Venue for any action brought hereunder shall lie exclusively in Irvine, California.

Section 2.2 Counterparts. This Amendment may be executed in any number of counterparts, including by telecopy or other electronic methods. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Amendment.

[Signatures on following page.]

2

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

STEADFAST APARTMENT REIT III, INC.
By:	/s/ Ella S. Neyland
	Name:	Ella S. Neyland
	Title:	President

STEADFAST APARTMENT REIT III OPERATING PARTNERSHIP, L.P.

By:	Steadfast Apartment REIT III, Inc.
its general partner

	By:	/s/ Ella S. Neyland
		Name:	Ella S. Neyland
		Title	President

STEADFAST CAPITAL MARKETS GROUP, LLC

By:	/s/ Phillip D. Meserve
	Name:	Phillip D. Meserve
	Title:	President and Chief Executive Officer

Signature Page to Amendment No. 1 to the Dealer Manager Agreement